Paritz & Company, P.A.	15 Warren Street, Suite 25 Hackensack, New Jersey 07601 (201)342-7753 Fax: (201) 342-7598 E-Mail: khaber @paritz.com
Certified Public Accountants

August 25, 2006

Securities and Exchange Commission
Washington, DC 20549

Dear Sirs:

We were previously principal accountants for Blackhawk Capital Group BDC, Inc. and we reported on the financial statements of Blackhawk Capital Group BDC, Inc. as of and for the year ended December 31, 2005 and for the period from inception (April 22, 2004) to December 31, 2004. We have read Blackhawk Capital Group BDC, Inc.’s statements included under Section 4, Item 4.01 of its Form 8-K dated August 25, 2006 reporting on its change in its certifying accountant, and we agree with the statements therein regarding Paritz and Company, P.A.

Very truly yours,

PARITZ & COMPANY
PROFESSIONAL ASSOCIATION

Keith Haber
By: Keith Haber, CPA